Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the "Agreement") is made and entered into, effective as of December 31, 2012 (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Robert G. Watson, Jr. ("Employee"), with reference to the following facts:

Recitals:

A.                 The Company employs Employee as the Company's Chief Executive Officer pursuant to that certain Employment Agreement dated effective December 31, 2010 (the "Prior Employment Agreement").

B.                 The parties have agreed to execute this Agreement in order to amend, restate, and supersede the Prior Employment Agreement and memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Position and Duties

1.1  Position and Title. The Company hereby hires Employee to serve as the Chief Executive Officer of the Company.

(a)               Limits on Authority. Employee shall perform his duties as Chief Executive Officer of the Company pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company's Board of Directors provides to Employee from time to time, and in accordance with Company's policies and procedures as published from time to time.

(b)               Annual Reviews. Following each annual anniversary of the Effective Date of this Agreement, the Board of Directors may review Employee's performance of his duties pursuant to this Agreement and advise Employee of the results of that review.

(c)                Reporting and Authority. Employee shall report to the Company's Board of Directors. Subject to the power and authority of the Company's Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the daily affairs of the Company, including (i) working with the Company's Board of Directors to develop and approve business objectives, policies and plans that improve profit and growth objectives, (ii) communicating business objectives and plans within the Company, (iii) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (iv) directing operations to achieve planned performance goals and developing management systems to effectively control each Company unit, (v) ensuring that each operating unit provides those functions required for achieving its business objectives and that each unit is properly organized, staffed and directed to fulfill its responsibilities, (vi) developing the organization and personnel, products, facilities, technology, and appropriate financial resources to secure the position of the Company and to facilitate its planned development, (vii) directing periodic reviews of the Company's strategic market position and combining this information with corollary analysis of the Company's products and financial resources, (viii) providing periodic financial information concerning the operations of the business, human resources and sales growth plans to the Company's Board of Directors, and (ix) ensuring that the operation of the Company complies with applicable laws.

1

1.2              Acceptance. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1

, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee's ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3              Business Time. Employee shall devote his exclusive business time to the performance of his duties under this Agreement. Except with the prior written approval of the Board of Directors of the Company, Employee may not be employed by or provide paid consulting services to any business enterprise other than the Company and its affiliates.

1.4              Location. Employee shall perform his duties under this Agreement from the offices maintained by Employee in San Antonio, Texas, and from the Company's offices in Kansas. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of San Antonio, Texas, and the location of the Company's offices in Kansas, in order to discharge his duties under this Agreement.

1.5              Term. The term of this Agreement shall commence as of the Effective Date and shall expire on December 31, 2014, subject to sooner termination pursuant to Section 4, below.

2.      Compensation. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1            Salary. The Company shall pay to Employee an annual salary in the amount of Two Hundred Twenty-five Thousand Dollars ($225,000.00) ("Base Compensation"), payable in periodic installments in accordance with the Company's regular payroll practices as in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Board of Directors may determine to be appropriate, at the time of Employee's annual review pursuant to Section 1.1(b)

, above, or at such other times (if any) as the Board of Directors may select.

2.2            Annual Bonus. For each calendar year during the term of this Agreement, Employee shall be eligible to receive a cash bonus in such amount, and subject to achievement of such individual and Company-wide performance criteria, as the Board of Directors determines to be appropriate.

2.3              Vacation. Employee shall accrue four (4) weeks' paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. If Employee accumulates four (4) weeks' accrued and unused vacation time, then further accruals shall cease until Employee's accrued and unused vacation time is less than four (4) weeks.

2.4              Other Fringe Benefits. The Company shall either (a) provide health insurance coverage for Employee and his dependents under the Company's group health insurance plan, at the cost and expense of the Company, or (b) at the election of Employee, reimburse Employee up to One Thousand Dollars ($1,000.00) per month for an individual health insurance plan procured by Employee. In addition to the foregoing, Employee shall be eligible for coverage under such other fringe benefits as are provided to the Company's employees generally from time to time.

2.5              Reimbursement of Expenses. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of Employee's duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

3.                  Board Position. On or promptly following the Effective Date of this Agreement, the Company shall cause Employee to be nominated for election to the Company's Board of Directors.

4.                  PROPRIETARY Information

4.1              No Improper Use of Third-Party Confidential Information. Employee acknowledges that the Company does not desire to obtain improperly any proprietary or confidential information owned by any company or other person with whom Employee now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Employee shall not bring to the Company or share with any employee or other representative of the Company any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Employee shall not provide any such information in any other form to the Company (or any representative of the Company) in violation of any agreements or any other obligations that Employee may owe to any other persons.

4.2              Assignment of Inventions and Works of Authorship and Improvements.

(a)               Assignment. Employee shall keep the Company fully informed of inventions and works of authorship conceived by Employee (either alone or with others) during Employee's engagement with the Company and hereby assigns to the Company all rights in and to such inventions and works of authorship. Employee covenants and agrees that, upon the request of the Company, Employee shall make, execute, and deliver such additional assignments and other instruments as may be necessary or convenient for effectuating or further memorializing such assignment.

(b)               Further Assurances. Employee further agrees that (i) all such inventions and works of authorship (to the extent of Employee’s interest therein) shall be the property of the Company, (ii) Employee shall not assign to any person other than the Company any interest therein, and (iii) Employee shall, without charge to the Company, assign to the Company all of Employee's right, title and interest in any such inventions and works of authorship, and execute, acknowledge and deliver such instruments as are necessary to confirm the ownership thereof by the Company.

(c)                Patents, Etc. Upon the request and at the expense of the Company, Employee shall (i) assist the Company or its nominees in obtaining patents, copyright, trademark, or other right of protection for any such inventions and works of authorship, in any country the Company determines to be appropriate, and (ii) provide the Company all facts and data concerning any such inventions and works of authorship for such applications and other documents as are necessary to apply for and to obtain patents or other appropriate protection therefor.

(d)               Depictions. To deliver to the Company any and all sketches, drawings, models, figures and other information with respect to any such inventions and works of authorship immediately upon the request of the Company, and, at the cost and expense of the Company, to cooperate with the Company in prosecuting to completion any litigation or other proceedings necessary to protect and enforce the proprietary rights of the Company therein.

4.3              Nondisclosure, Non-Circumvention and Noncompetition. Employee acknowledges that he previously executed that certain Nondisclosure and Non-Circumvention Agreement (the "Noncompetition Agreement") in the form attached hereto as Appendix 1, and hereby affirms his obligations thereunder and agrees that such Noncompetition Agreement remains valid and enforceable and is in full force and effect.

4.4              Injunctive Relief. The parties agree that due to the nature of the position for which Employee is being employed and the information that Employee will receive during the course of Employee's employment hereunder, the Company would be irreparably harmed by any violation, or threatened violation of this Section 4 of this Agreement, and that the Company shall be entitled to an injunction, without having to furnish any form of bond, prohibiting Employee from any actual or threatened violation of Section 4 of this Agreement. Employee further agrees that the services to be performed by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee agrees that the Company, in addition to any other rights or remedies it may have, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

5.                  Termination

5.1              Definitions. For purposes of this Agreement, the term:

(a)               "Date of Termination" shall mean the date specified in the Notice of Termination (as defined below).

(b)               "Disability" or "Disabled" shall mean that Employee either (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(c)                "Cause" shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to Disability), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee's willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.

(d)               "Notice of Termination" shall mean a written notice which is delivered by the Company in connection with the Company's decision to terminate Employee's employment with the Company, setting forth in reasonable detail the reason for termination of Employee's employment.

5.2              Termination by Company

(a)               For Cause. The Company may terminate this Agreement as of the Date of Termination for Cause. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board that Employee was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail, provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon termination for Cause, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination (including payment for any accrued and unused vacation time and the Annual Bonus accrued through the Date of Termination), and shall not be obligated to pay any additional amounts to Employee hereunder.

(b)               Other than Cause or Disability. Employee's employment is at will and the Company may terminate this Agreement and Employee's employment for any reason deemed sufficient by the Company, including by reason of Employee's Disability, upon delivery of a Notice of Termination (or as of such date as is specified therein). However, in the event that Employee's employment is terminated by the Company other than for Cause or by reason of his Disability, then in addition to paying to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination (including payment for any accrued and unused vacation time and the Annual Bonus accrued through the Date of Termination), the Company shall pay to Employee (i) the Base Compensation that Employee would have earned during the remainder of Term of this Agreement, and (ii) if such termination occurs after the first date as of which Employee has been employed hereunder for at least sixteen (16) consecutive calendar months, then the Company also shall pay to Employee the additional sum of One Hundred Fifty Thousand Dollars ($150,000). Such amounts shall be paid in equal periodic installments at the time when, and in the periodic amounts in which, such Base Compensation would have been paid to Employee if he had remained employed during the remainder of the Term hereof.

(c)                Disability. By reason of Employee's Disability. If the Company elects to terminate Employee's employment hereunder by reason of Employee's Disability, and if Employee is then covered by a disability income policy sponsored by the Company, then in addition to all accrued and unpaid wages then due to Employee (including payment for any accrued and unused vacation time and the Annual Bonus accrued through the Date of Termination).

5.3              Termination by Employee. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement:

(a)               Disability. By reason of Employee's Disability, and if Employee is then covered by a disability income policy sponsored by the Company, then the Company shall pay to Employee all accrued and unpaid wages due to Employee with respect to all periods ended on or prior to the effective date of the termination of Employee's employment hereunder, and the Company shall not owe any additional amounts to Employee by reason of such termination.

(b)               Other. Other than by reason of Employee's Disability, then the Company shall pay to Employee all accrued and unpaid wages due to Employee with respect to all periods ended on or prior to the effective date of the termination of Employee's employment hereunder, and the Company shall not owe any additional amounts to Employee by reason of such termination.

5.4              Conditional Nature of Severance Payments. Notwithstanding any other provision of this Section 5 or any other provision of this Agreement to the contrary:

(a)               Noncompete. Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the period of one (1) year following the termination of Employee's employment with the Company, then it would be very difficult for Employee not to rely on or use the Company's trade secrets and confidential information in connection with that employment.

(i)                 Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Employee acknowledges and agrees that his right to receive the severance consideration described in Sections 5.2 and 5.3, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company and has operations located within a radius of five (5) miles from any lease owned or operated by the Company. If Employee engages, invests, or otherwise participates in any competitive activity described in this Section 5.4 (a), then all severance payments consideration to which Employee otherwise may be entitled under Section 5.2 and 5.3 above, as applicable, thereupon shall cease.

(ii)               Notwithstanding the foregoing, Employee shall not be deemed to be in violation of the foregoing restriction solely by reason of Employee's owning not more than one percent (1.0%) of the equity securities of any corporation or other business enterprise, the equity securities of which are listed for trading on a national securities exchange.

(b)               Non-Solicitation. Until the date one (1) year after the termination of Employee's employment with the Company for any reason, Employee agrees and acknowledges that Employee's right to receive the severance consideration described in Sections 5.2 and 5.3 (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless whether to commence employment with Employee or with any other entity or person). If Employee engages in any such activity, then all severance consideration to which Employee otherwise would be entitled under Sections 5.2 or 5.3, above, as applicable, thereupon shall cease.

(c)                General Release. Employee shall not be entitled to receive any of the severance consideration described in Sections 5.2 and 5.3 above, unless Employee executes and delivers to the Company, within fifteen (15) days of the Date of Termination, a release in the form attached hereto as Appendix 2.

(d)               Resignation from Board. Employee shall not be entitled to receive any of the severance consideration described in Sections 5.2 and 5.3 above, unless Employee resigns from the Board of Directors in accordance with Section 5.8, below. If the Company requests such resignation until after payment of severance consideration has commenced hereunder, then the Company shall be excused from any further obligation to pay such severance consideration if Employee thereafter fails to resign from the Board of Directors in accordance with such Section 5.8.

5.5              Death. This Agreement shall terminate automatically upon the death of Employee. If Employee's employment is terminated by reason of Employee's death, then the Company shall pay to Employee's beneficiaries or legal representatives (i) within 15 days, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee's death, and (ii) the Company shall not be obligated to make any further payments hereunder.

5.6              Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

5.7              Deferral in Commencement Per IRC §409A. The parties intend that any amounts payable hereunder that could constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A") shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with the Agreement, as amended by this Amendment, (including any taxes, penalties and interest under Section 409A), and none of the Company Group shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

(a)               Notwithstanding anything in the Agreement to the contrary, in the event that Employee is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and Employee is not "disabled" within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code, no payments in this Agreement that are "deferred compensation" subject to Section 409A shall be made to Employee prior to the date that is six months after the date of Employee's "separation from service" (as defined in Section 409A) or, if earlier, Employee's date of death. Following any applicable six month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day.

(b)               For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

(c)                With respect to the time of payments of any amounts under the Agreement that are "deferred compensation" subject to Section 409A, references in the Agreement to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A.

(d)               For the avoidance of doubt, it is intended that any indemnification payment to Employee or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of Employee's taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Employee as promptly as practicable, and in all events on or before the last day of the third taxable year of Employee following the taxable year of the Company in which Employee's employment terminated.

5.8              Resignation from Board Following Termination. Employee covenants and agrees that (a) at any time following the termination of Employee's employment with the Company for any reason, the Company may request that Employee resign from the Board of Directors, and (b) within two (2) business days following Employee's receipt of the Company's written request that Employee resign from the Board of Directors of the Company, Employee shall tender to the Company an immediately effective written resignation from the Company's Board of Directors.

6.                  Miscellaneous

6.1              Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 6.1

.

6.2              Effect on Other Remedies. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee's breach of his obligations under this Agreement.

6.3              Arbitration. Except for any action seeking a temporary restraining order, injunctive order, or other equitable relief, all disputes, claims and controversies arising out of or relating to the interpretation or enforcement of this Agreement, including but not limited to the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 6.3, shall be determined by arbitration in San Antonio, Texas, or Los Angeles, California, as determined by the party initiating the arbitration, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction. This Section 6.3 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

6.4              Binding on Successors; Assignment. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

6.5              Governing Law; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Texas (without regard to application of its conflict-of-law principles), and each party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Agreement.

6.6              Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

6.7              Further Assurances. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

6.8              Entire Agreement; Amendment. This Agreement and the Appendices attached hereto (a) represent the entire understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, , including but not limited to the Prior Employment Agreement (provided that the Nondisclosure and Non-Circumvention Agreement by and between Employee and the Company shall remain in full force and effect), and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

6.9              Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Amended and Restated Employment Agreement, effective as of the date set forth above.

"Company:"

EnerJex Resources, Inc., a Nevada corporation

By

Douglas M. Wright, Chief Financial Officer

Address, Facsimile No. and Email for Notices:

EnerJex Resources, Inc.

ATTN: Board of Directors

EnerJex Resources, Inc.

4040 Broadway, Ste. 305

San Antonio, TX 78209

Facsimile No.: (210) 451-5546

Email: dwright@enerjexresources.com

With a copies to:

West Coast Asset Management, Inc.

ATTN: Mr. Lance W. Helfert

1205 Coast Village Road

Montecito, California 93108

ecito, CA 93108

Facsimile No.: (805) 648-6466

Email: compliance@wcam.com

And to:

Michael E. Pfau, Esq.

Reicker, Pfau, Pyle & McRoy LLP

1421 State Street, Suite B

Santa Barbara, California 93101

Facsimile No.: (805) 966-3320

Email: mpfau@rppmh.com

"Employee:"

Robert G. Watson, Jr.

Address, Facsimile No. and Email for Notices:

Mr. Robert G. Watson, Jr.

123 Evans Avenue

San Antonio, TX 78209

Facsimile No.: (210) 451-5546

Email: rwatson@enerjexresources.com

Appendix 1

Nondisclosure and Non-Circumvention Agreement

Appendix 2

General Release

This General Release (the "Release") is made and entered into, dated for reference purposes as of __________, 20__, and effective as of the date identified below, by and between Robert G. Watson, Jr. ("Watson"), and EnerJex Resources, Inc., a Nevada corporation (the "Company").

As a condition of and in order to induce the Company to pay to Watson the severance pay due to Watson under that certain Amended and Restated Employment Agreement between the Company and Watson dated effective December 31, 2012, and as specifically described in that certain Notice of Termination dated _________, 20__(the "Notice of Termination"), the parties hereby agree as follows:

1.                  Warranty. Watson hereby warrants that he is the sole owner of the claims identified in Section 2, below, and that he has not assigned to any other person any right, title, or interest in or to any such claims.

2.                  Release. Watson hereby releases the Company, its subsidiaries and affiliates, and each of its agents, employees, directors, shareholders, officers and other agents (collectively, the "Company Released Parties") of and from any and all costs, liabilities, losses, expenses, and compensation (the "Claims"), except Excluded Claims (as defined below), which Watson has or hereafter may have or be entitled to assert against any of the Company Released Parties arising from or relating in any way to Watson's employment with the Company or the termination of that employment, for any wrongful termination of employment, including termination based on age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or other federal, state, or local laws prohibiting such discrimination, or under federal, state, or local employment laws. In connection with the foregoing, Watson further waives and releases all rights, if any, which Watson may have under Section 1542 of the California Civil Code, which reads in pertinent part as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3.                  Excluded Claims. The parties agree that the term "Excluded Claims" means (i) claims for payment of the separation pay due under the Employment Agreement, (ii) claims under any written stock option agreement between Watson and the Company, (iii) claims for benefits under any qualified retirement plan sponsored by the Company and in which Watson may participate, (iv) any right that Watson may have to elect "COBRA" continuation coverage under any group health plan sponsored by the Company, and (v) any right that Watson may have to demand indemnification under the Articles of Incorporation or Bylaws of the Company or any written Indemnification Agreement between the Company and Watson.

4.                  Miscellaneous. This Release shall be governed by and construed in accordance with Texas law. This Release (a) memorializes the entire understanding and agreement between the Company and Watson regarding the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether oral or written, regarding such matters, and (ii) may not be modified or amended, except by a written instrument executed after the date hereof by Watson and the Company. If any action is commenced to construe or enforce this Agreement or the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its attorneys' fees and costs in that action, as well as all costs and fees of enforcing any judgment entered therein.

Appendix 2, Page 1

5.                  Effective Date. This Release shall become effective only if (a) it is signed by the Company and Watson, and (b) Watson does not revoke this Release, in writing, within seven (7) days following the date on which Watson signs this Release (which date of Watson's signature is indicated below his signature, below).

EnerJex Resources, Inc., a Nevada corporation By Name & title: Date	Robert G. Watson, Jr. Date

Appendix 2, Page 2